October 2025 Pricing Supplement Dated October 31, 2025 Registration Statement No. 333-283672 Filed pursuant to Rule 424(b)(2) (To Prospectus dated February 6, 2025)

STRUCTURED INVESTMENTS

Opportunities in Commodities

Enhanced Trigger Jump Securities due February 22, 2027

$2,882,000 Based on the Performance of the Relevant Nearby NYMEX-traded Light Sweet Crude Oil (WTI) Futures Contract

Principal at Risk Securities

The Enhanced Trigger Jump Securities (the “securities”) are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS” or the “issuer”) based on the performance of the relevant nearby Light Sweet Crude Oil (WTI) futures contract as traded on the New York Mercantile Exchange (“NYMEX”) (the “underlying commodity”). The payment at maturity, if any, will depend on the percentage change in the official settlement price (as defined herein) of the underlying commodity from the pricing date (the “initial price”) to the valuation date (the “final price”, and such percentage change, the “underlying return”) and whether the final price is equal to or greater than 80.00% of the initial price, which we refer to as the trigger price. The securities are for investors who are willing to risk their principal and forgo current income in exchange for the potential to receive a return equal to the digital return. At maturity, if the final price is equal to or greater than the trigger price, UBS will pay you a cash payment per security equal to the stated principal amount plus a return equal to the digital return of 17.10%. If, however, the final price is less than the trigger price, UBS will pay you a cash payment per security that will be significantly less than the stated principal amount, if anything, resulting in a percentage loss that is equal to the underlying return. Accordingly, the securities do not guarantee any return of principal at maturity and you could lose a significant portion or all of your initial investment. The securities are unsubordinated, unsecured debt obligations issued by UBS, and all payments on the securities are subject to the credit risk of UBS. If UBS were to default on its obligations you may not receive any amounts owed to you under the securities and you could lose your entire initial investment. In no event will the payment at maturity be less than $0.00.

SUMMARY TERMS
Issuer:	UBS AG London Branch
Underlying commodity:	Relevant Nearby NYMEX-traded Light Sweet Crude Oil (WTI) Futures Contract (Bloomberg Ticker: “CL1 <Comdty>”)
Aggregate principal amount:	$2,882,000
Stated principal amount:	$1,000.00 per security
Issue price:	$1,000.00 per security (see “Commissions and issue price” below)
Denominations:	$1,000.00 per security and integral multiples thereof
Interest:	None
Pricing date:	October 31, 2025
Original issue date:

November 5, 2025 (3 business days after the pricing date). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day (T+1), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities in the secondary market on any date prior to one business day before delivery of the securities will be required, by virtue of the fact that each security initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Valuation date:	February 17, 2027, subject to postponement in the event of a market disruption event, as set forth under “Market disruption events” herein.
Maturity date:	February 22, 2027, subject to postponement in the event of a market disruption event, as set forth under “Market disruption events” herein.
Payment at maturity:

￭ If the final price is equal to or greater than the trigger price:
$1,000.00 + ($1,000.00 × Digital Return)

￭ If the final price is less than the trigger price:

$1,000.00 + ($1,000.00 × Underlying Return)

Under these circumstances, you will lose a percentage of your stated principal amount equal to the underlying return resulting in the loss of a significant portion and, in extreme situations, all of your initial investment. In no event will the payment at maturity be less than $0.00.

Underlying return:	The quotient, expressed as a percentage, of (i) the final price minus the initial price, divided by (ii) the initial price. Expressed as a formula: (Final Price - Initial Price) / Initial Price
Digital return:	17.10%
Initial price:	$60.98, which is the official settlement price of the underlying commodity on the pricing date, as determined by the calculation agent
Trigger price	$48.78, which is equal to 80.00% of the initial price, as determined by the calculation agent.
Final price:	The official settlement price of the underlying commodity on the valuation date, as determined by the calculation agent
Official settlement price:

The price per barrel, stated in U.S. dollars, of the first nearby month futures contract of the underlying commodity, provided that if the valuation date falls on or after the trading day prior to the first notice date for delivery of Light Sweet Crude Oil (WTI) under such futures contract, or on or after the trading day prior to the last trading day of such futures contract, then the second nearby month futures contract of the underlying commodity will be used.

CUSIP / ISIN:	90310BEA5 / US90310BEA52
Listing:	The securities will not be listed or displayed on any securities exchange or any electronic communications network.
Agent:	UBS Securities LLC
Commissions and issue price:	Price to Public(1)	Fees and Commissions(1)	Proceeds to Issuer
Per security:	100.00%	1.75%(a) + 0.50%(b) 2.25%	97.75%
Total:	$2,882,000.00	$64,845.00	$2,817,155.00

(1)UBS Securities LLC has agreed to purchase from UBS AG the securities at the price to public less a fee of $22.50 per $1,000.00 stated principal amount of securities. UBS Securities LLC has agreed to resell all of the securities to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) at an underwriting discount which reflects:

(a)     a fixed sales commission of $17.50 per $1,000.00 stated principal amount of securities that Morgan Stanley Wealth Management sells and

(b)a fixed structuring fee of $5.00 per $1,000.00 stated principal amount of securities that Morgan Stanley Wealth Management sells, each payable to Morgan Stanley Wealth Management. See “Supplemental plan of distribution (conflicts of interest); secondary markets (if any)”.

The estimated initial value of the securities as of the pricing date is $973.10. The estimated initial value of the securities was determined as of the close of the relevant markets on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the securities, see “Risk Factors — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” beginning on page 21 of this document. The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 18.

Notice to investors: the securities are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the full stated principal amount of the securities at maturity, and the securities have the same downside market risk as that of the underlying commodity. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the securities if you do not understand or are not comfortable with the significant risks involved in investing in the securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this document or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. You should read this document together with the accompanying prospectus, which can be accessed via the hyperlink below, before you decide to invest.

Prospectus dated February 6, 2025

Enhanced Trigger Jump Securities due February 22, 2027 $2,882,000 Based on the Performance of the Relevant Nearby NYMEX-traded Light Sweet Crude Oil (WTI) Futures Contract Principal at Risk Securities

Additional Information About UBS and the Securities

UBS has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”), for the offering to which this document relates. You should read that document and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

￭Prospectus dated February 6, 2025:
http://www.sec.gov/Archives/edgar/data/1114446/000119312525021845/d936490d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “securities” refers to the Enhanced Trigger Jump Securities that are offered hereby. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated February 6, 2025.

You should rely only on the information incorporated by reference or provided in this document or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this document or the accompanying prospectus is accurate as of any date other than the date on the front of the document.

In the event of any discrepancies between this document and the accompanying prospectus, this document will govern.

UBS reserves the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any changes to the terms of the securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

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Enhanced Trigger Jump Securities due February 22, 2027 $2,882,000 Based on the Performance of the Relevant Nearby NYMEX-traded Light Sweet Crude Oil (WTI) Futures Contract Principal at Risk Securities

Investment Overview

Enhanced Trigger Jump Securities

The Enhanced Trigger Jump Securities Based on the Performance of the Relevant Nearby NYMEX-traded Light Sweet Crude Oil (WTI) Futures Contract due February 22, 2027 can be used:

￭As an alternative to direct exposure to the underlying commodity that provides a potential return equal to the digital return if the underlying commodity does not decline to less than the trigger price over the term of the securities; however, by investing in the securities, your return is limited and you will not be entitled to receive any interest payments. You should carefully consider whether an investment that is capped and does not provide for any interest payments is appropriate for you.

￭To potentially outperform the underlying commodity in a moderately bullish or moderately bearish scenario.

￭To provide a return of principal plus a return equal to the digital return in the event that the final price is equal to or greater than the trigger price.

Maturity:	Approximately 15 months
Digital return:	17.10%
Trigger price	$48.78, which is equal to 80.00% of the initial price.
Interest:	None
Minimum payment at maturity:	$0.00. Investors may lose a significant portion or all of their initial investment in the securities but in no event will the payment at maturity be less than $0.00.
Listing:	The securities will not be listed or displayed on any securities exchange or any electronic communications network.

Key Investment Rationale

Investors can use the securities to realize a return equal to 17.10% if the final price of the underlying commodity is equal to or greater than the trigger price. At maturity, investors will receive an amount in cash, if anything, based upon the final price of the underlying commodity and the underlying return. Investors may lose a significant portion or all of their initial investment in the securities.

The potential return on the securities is limited to the digital return and the securities do not pay periodic interest. You should carefully consider whether an investment that is capped and does not provide for periodic interest is appropriate for you.

Upside Scenario	If the final price is equal to or greater than the trigger price, at maturity you will receive the stated principal amount of $1,000.00 plus the digital return.

Downside Scenario

If the final price is less than the trigger price, at maturity you will receive less than the stated principal amount, if anything, resulting in a percentage loss of your initial investment equal to the underlying return. For example, if the underlying return is -50%, each security will redeem for $500.00, or 50.00% of the stated principal amount. In this scenario, you will lose a significant portion or all of your initial investment. In no event, however, will the payment at maturity be less than $0.00.

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Investor Suitability

The securities may be suitable for you if:

■You fully understand the risks of an investment in the securities, including the risk of loss of all of your initial investment.

■You can tolerate a loss of a significant portion or all of your investment and are willing to make an investment that may have the same downside market risk as that of an investment in the underlying commodity.

■You believe the final price will be equal to or greater than the trigger price and, if the final price is less than the trigger price, you can tolerate receiving a payment at maturity that will be significantly less than the stated principal amount and may be zero.

■You understand that your potential return on the securities is limited to the digital return and you are willing to invest based on the digital return specified herein.

■You believe that the official settlement price of the underlying commodity will appreciate by less than the digital return over the term of the securities, or will decline but not to below the trigger price.

■You can tolerate fluctuations in the price of the securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the underlying commodity.

■You do not seek current income or interest payments from your investment.

■You are willing and able to hold the securities to maturity, a term of approximately 15 months, and accept that there may be little or no secondary market for the securities.

■You understand and are willing to accept the risks associated with commodity futures contracts generally and the underlying commodity specifically.

■You are willing to assume the credit risk of UBS for all payments under the securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you, including any repayment of principal.

■You understand that the estimated initial value of the securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The securities may not be suitable for you if:

■You do not fully understand the risks inherent in an investment in the securities, including the risk of loss of all of your initial investment.

■You require an investment designed to provide a full or at least partial return of principal at maturity.

■You believe that the final price will be less than the trigger price.

■You seek an investment that provides unlimited participation in the appreciation of the underlying commodity or you are not willing to invest based on the digital return specified herein.

■You are not willing to make an investment that may have the same downside market risk as a direct investment in the underlying commodity.

■You believe that the official settlement price of the underlying commodity will appreciate by more than the digital return over the term of the securities, or will decline to below the trigger price.

■You cannot tolerate fluctuations in the price of the securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the underlying commodity.

■You seek current income or interest payments from your investment.

■You are unable or unwilling to hold the securities to maturity, a term of approximately 15 months, or seek an investment for which there will be an active secondary market.

■You do not understand or are unwilling to accept the risks associated with commodity futures contracts generally or the underlying commodity specifically.

■You are not willing to assume the credit risk of UBS for all payments under the securities, including any repayment of principal.

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Enhanced Trigger Jump Securities due February 22, 2027 $2,882,000 Based on the Performance of the Relevant Nearby NYMEX-traded Light Sweet Crude Oil (WTI) Futures Contract Principal at Risk Securities

Fact Sheet

The securities offered are unsubordinated, unsecured debt obligations issued by UBS, will pay no interest, do not guarantee any return of principal at maturity and are subject to the terms described in the accompanying prospectus, as supplemented or modified by this document. At maturity, an investor will receive for each security that the investor holds an amount in cash, if anything, that may be greater than or less than the stated principal amount based upon whether the final price is greater than, equal to or less than the trigger price. The securities do not guarantee any return of principal at maturity and investors may lose a significant portion and, in extreme situations, all of their initial investment in the securities. All payments on the securities are subject to the credit risk of UBS. If UBS were to default on its obligations you may not receive any amount owed to you under the securities you could lose your entire investment.

Expected Key Dates
Pricing date:	Original issue date:	Valuation date:	Maturity date:
October 31, 2025	November 5, 2025 (3 business days after the pricing date)	February 17, 2027	February 22, 2027

Key Terms
Issuer:	UBS AG London Branch
Underlying commodity:	Relevant Nearby NYMEX-traded Light Sweet Crude Oil (WTI) Futures Contract (Bloomberg Ticker: “CL1 <Comdty>”)
Aggregate principal amount:	$2,882,000
Stated principal amount:	$1,000.00 per security
Issue price:	$1,000.00 per security
Denominations:	$1,000.00 per security and integral multiples thereof
Interest:	None
Payment at maturity:

￭ If the final price is equal to or greater than the trigger price:
$1,000.00 + ($1,000.00 × Digital Return)

￭ If the final price is less than the trigger price:

$1,000.00 + ($1,000.00 × Underlying Return)

Under these circumstances, you will lose a percentage of your stated principal amount equal to the underlying return resulting in the loss of a significant portion and, in extreme situations, all of your initial investment. In no event will the payment at maturity be less than $0.00.

Underlying return:	The quotient, expressed as a percentage, of (i) the final price minus the initial price, divided by (ii) the initial price. Expressed as a formula: (Final Price - Initial Price) / Initial Price
Digital return:	17.10%
Initial price:	$60.98, which is the official settlement price of the underlying commodity on the pricing date, as determined by the calculation agent
Trigger price:	$48.78, which is equal to 80.00% of the initial price, as determined by the calculation agent.
Final price:	The official settlement price of the underlying commodity on the valuation date, as determined by the calculation agent
Official settlement price:

The price per barrel, stated in U.S. dollars, of the first nearby month futures contract of the underlying commodity, provided that if the valuation date falls on or after the trading day prior to the first notice date for delivery of Light Sweet Crude Oil (WTI) under such futures contract, or on or after the trading day prior to the last trading day of such futures contract, then the second nearby month futures contract of the underlying commodity will be used.

Risk factors:	Please see “Risk Factors” herein

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General Information
Listing:	The securities will not be listed or displayed on any securities exchange or any electronic communications network.
Tax considerations:

The U.S. federal income tax consequences of your investment in the securities are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the securities. Some of these tax consequences are summarized below, but we urge you to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the securities, and the following discussion is not binding on the IRS. This discussion replaces the U.S. federal income tax discussions in the accompanying prospectus.

General. This discussion, other than the section below entitled “Non-U.S. Holders”, applies to you only if you are a U.S. Holder, the original investor in the securities and you hold your securities as capital assets within the meaning of Section 1221 of the Code for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

￭ a dealer in securities or currencies,

￭ a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

￭ a financial institution or a bank,

￭ a regulated investment company or a real estate investment trust or a common trust fund,

￭ a life insurance company,

￭ a tax-exempt organization or an investor holding the securities in a tax-advantaged account (such as an “individual retirement account” or “Roth IRA”),as defined in Section 408 of the Code or Section 408A of the Code, respectively,

￭ a person that owns securities as part of a hedging transaction, straddle, synthetic security, conversion transaction, or other integrated transaction, or enters into a “constructive sale” with respect to the securities or a “wash sale” with respect to the securities or the underlying commodity,

￭ a taxpayer subject to special tax accounting rules under Section 451(b) of the Code, or

￭ a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

You are a U.S. holder if you are a beneficial owner of a security and you are: (i) a citizen or resident of the U.S., (ii) a domestic corporation, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

An individual may, subject to certain exceptions, be deemed to be a resident of the U.S. by reason of being present in the U.S. for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year).

If a partnership, or any entity treated as a partnership for U.S. federal income tax purposes, holds the securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the securities should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the securities.

U.S. Tax Treatment. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as these securities. Pursuant to the terms of the securities, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the securities as prepaid derivative contracts with respect to the underlying commodity. If your securities are so treated, you should generally recognize gain or loss upon the taxable disposition of your securities. Such gain or loss should generally be long-term capital gain or loss if you hold your securities for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year

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or less) in an amount equal to the difference between the amount you receive at such time and the amount you paid for your securities. The deductibility of capital losses is subject to limitations.

Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the securities, it is possible that your securities could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization (including possible alternative treatment under Section 1256 of the Code), such that the timing and character of your income from the securities could differ materially and adversely from the treatment described above.

Alternative Treatments. The IRS, for example, might assert that Section 1256 of the Code should apply to your securities. If Section 1256 of the Code were to apply to your securities, gain or loss recognized with respect to your securities (or a portion of your securities) would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the securities. You would also be required to mark your securities (or a portion of your securities) to market at the end of each year (i.e., recognize income as if the securities or the relevant portion of the securities had been sold for fair market value). The IRS might also assert that a rollover of the underlying commodity could be treated as a taxable deemed exchange of the security for a “new” security, in which case a U.S. Holder would recognize gain or loss (which may be short-term capital gain or loss and such loss may be subject to the “wash sale” rules) equal to the difference between the fair market value of the security and the U.S. Holder’s tax basis in the security at the time of the rollover of the underlying commodity, and the U.S. Holder would begin a new holding period for the security on the day following such rollover and take a new fair market value tax basis in the security. Lastly, the IRS may assert that the securities should be recharacterized for U.S. federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash).

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the securities. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument similar to the securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Except to the extent otherwise required by law, UBS intends to treat you securities for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as the Treasury and IRS determine that some other treatment is more appropriate.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to the consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the securities.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require U.S. taxpayers to report certain transactions (“reportable transactions”) on IRS Form 8886. An investment in the securities or a sale of the securities generally should not be treated as a reportable transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the securities or a sale of the securities to be treated as a reportable transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of securities.

Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the securities will be subject to information reporting unless you are an

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“exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions. If you are a non-U.S. holder and you provide a properly executed and fully completed applicable IRS Form W-8, you will generally establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

Non-U.S. Holders. Subject to FATCA (as discussed below), if you are not a U.S. holder, you should generally not be subject to U.S. withholding tax with respect to payments on your securities and you should not be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your securities if you comply with certain certification and identification requirements, including providing us (and/or the applicable withholding agent) with a validly executed and fully completed applicable IRS Form W-8. Gain realized from the taxable disposition of a securities generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S. If any gain realized on the taxable disposition of the securities by the non-U.S. holder is described in any of the preceding, a non-U.S. holder may be subject to U.S. federal income tax with respect to the gain except to the extent that an income tax treaty reduces or eliminates the tax and the appropriate documentation is provided.

Foreign Account Tax Compliance Act. Legislation commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”) generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the U.S. and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income but, pursuant to certain Treasury regulations and IRS guidance, does not apply to payments of gross proceeds on the disposition (including upon retirement) of financial instruments. As the treatment of the securities is unclear, it is possible that any payment with respect to the securities could be subject to the FATCA rules. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and non-U.S. holders should consult their tax advisors regarding the potential application of FATCA to the securities.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of securities similar to the securities purchased after the bill was enacted to accrue interest income over the term of such securities despite the fact that there will be no interest payments over the entire term of such securities.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your securities. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your securities.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the securities arising under the laws of any state, local, non-U.S. or other taxing jurisdiction

Market disruption events:

With respect to the underlying commodity, the calculation agent will determine the official settlement price on the valuation date. If the calculation agent determines that, on the valuation date, a market disruption event has occurred or is continuing with respect to the underlying commodity, the valuation date may be postponed by up to ten trading days. If such a postponement occurs, the calculation agent will determine the official settlement price by reference to the official settlement price on the first trading day following such date on which no market disruption event occurs or is continuing. If however, the valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, the calculation agent will nevertheless determine the official settlement price on such day. In such an event, the calculation agent will estimate the official settlement price for the underlying commodity that would have prevailed in the absence of the market disruption event. If the calculation agent postpones the valuation date, the maturity date will be postponed to maintain the same number of business days between the postponed valuation date and the maturity date as existed prior to such postponement.

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Notwithstanding the occurrence of one or more market disruption events with respect to the underlying commodity, the calculation agent may waive its right to postpone the valuation date if it determines that the applicable market disruption event has not or is not likely to materially impair its ability to determine the official settlement price of the underlying commodity.

Any of the following will be a “market disruption event”, as determined by the calculation agent:

￭  the failure of Bloomberg Professional® service (“Bloomberg”) to announce or publish the official settlement price for the underlying commodity or the temporary discontinuance or unavailability of Bloomberg as a price source for such purpose;

￭ the official settlement price is not published for the underlying commodity;

￭  a material suspension, absence or limitation of trading in the underlying commodity on its relevant exchange, or in option contracts relating to the underlying commodity in the primary market for those contracts (as determined by the calculation agent, the “related exchange”);

￭  the underlying commodity or option contracts relating to the underlying commodity do not trade on what was, on the pricing date, the relevant exchange for the underlying commodity or the related exchange for those options;

￭ the relevant exchange for the underlying commodity or the related exchange or quotation system, if any, for option contracts relating to the underlying commodity fails to open for trading during its regular trading session;

￭  any event that materially disrupts or impairs, as determined by the calculation agent, the ability of market participants to effect transactions in, or obtain market values for the underlying commodity on its relevant exchange or effect transactions in, or obtain market values for option contracts related to the underlying commodity on its related exchange (including, but not limited to, limitations, suspensions or disruptions of trading of one or more futures contracts on the underlying commodity by reason of movements exceeding “limit up” or “limit down” levels permitted by the relevant exchange); or

￭ any other event, if the calculation agent determines that the event materially interferes with our ability or the ability of any of our affiliates to establish, maintain or unwind all or a material portion of a hedge with respect to the securities.

The following events will not be market disruption events:

￭  a limitation on the hours or numbers of days of trading in the underlying commodity in its primary market, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

￭ a decision to permanently discontinue trading in the option contracts relating to the underlying commodity.

For this purpose, an “absence of trading” in the related exchange for option contracts related to the underlying commodity, if available, will not include any time when that market is itself closed for trading under ordinary circumstances.

In contrast, a suspension or limitation of trading in the underlying commodity or option contracts related to the underlying commodity, if available, by reason of any of:

￭ a price change exceeding limits set by the relevant exchange or related exchange, as applicable,

￭  an imbalance of orders, or

￭ a disparity in bid and ask quotes,

will constitute a suspension or material limitation of trading.

“Relevant exchange” means, with respect to the underlying commodity, the NYMEX or any successor thereto, and with respect to any successor commodity future (as defined under “Permanent disruption events; alternative method of calculation” herein), the primary exchange or market of trading related to such successor commodity future, as determined by the calculation agent.

Permanent disruption events; alternative method of calculation:

Any of the following may be a “permanent disruption event” (and, together with a market disruption event a “disruption event”), as determined by the calculation agent:

￭  the permanent discontinuation or disappearance of trading in the underlying commodity or the physical delivery of the commodity underlying the underlying commodity;

￭  the permanent discontinuation or disappearance of option contracts relating to the underlying commodity;

￭  the permanent discontinuance or unavailability of Bloomberg as a price source for such purpose; or

￭  the disappearance or permanent discontinuance or unavailability of the official settlement price, notwithstanding the availability of Bloomberg or the status of

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trading in the underlying commodity or the option contracts relating to the underlying commodity.

If a permanent disruption event occurs, the calculation agent may replace the underlying commodity with another commodity futures contract that the calculation agent determines to be comparable to the permanently disrupted underlying commodity (such replacement commodity futures contract will be referred to herein as a “successor commodity future”), then the official settlement price on the valuation date will be determined by reference to the official settlement prices of such successor commodity future at the close of trading on such relevant exchange on such date as determined by the calculation agent. To the extent necessary, the calculation agent will adjust those terms as necessary to ensure cross-comparability of the permanently disrupted underlying commodity and the successor commodity future.

Upon any selection by the calculation agent of a successor commodity future, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to UBS and to the holders of the securities.

If there is a permanent disruption event with respect to the underlying commodity or successor commodity future (in each case, an “underlying commodity”) prior to, and such discontinuation is continuing on, the valuation date and the calculation agent determines that no successor commodity future is available at such time, then the calculation agent will determine the official settlement price on the valuation date for the underlying commodity or successor commodity future, as applicable; provided that, if the calculation agent determines that no successor commodity future exists for the discontinued underlying commodity, the official settlement price on the valuation date for the underlying commodity will be the settlement price as determined by the calculation agent on the date following the relevant date.

Notwithstanding these alternative arrangements, discontinuation of trading on the relevant exchange in the underlying commodity may adversely affect the market value of, and return on, the securities.

Any of the following may be considered an “alternative method of calculation” with respect to the underlying commodity, as determined by the calculation agent:

￭  the occurrence since the pricing date of a material change in the formula for or the method of calculating the relevant official settlement price of the underlying commodity;

￭  the occurrence since the pricing date of a material change in the content, composition or constitution of the underlying commodity; or

￭  a modification in the reporting of the official settlement price for the underlying commodity such that it does not, in the opinion of the calculation agent, fairly represent the value of the underlying commodity.

If the calculation agent determines there is an alternative method of calculation for the underlying commodity or successor commodity future, the calculation agent will, at the close of business in New York City on the valuation date for the underlying commodity make such calculations and adjustments as may be necessary in order to arrive at a value for the underlying commodity or successor commodity future, as applicable.

Redemption price upon optional tax redemption:

We have the right to redeem your securities in the circumstances described under “Description of Debt Securities We May Offer — Optional Tax Redemption” in the accompanying prospectus. If we exercise this right with respect to your securities, the redemption price of the securities will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

Default amount on acceleration:

If an event of default occurs and the maturity of your securities is accelerated, we will pay the default amount in respect of the principal of your securities at maturity. We describe the default amount below under “— Default Amount”.

For the purpose of determining whether the holders of our Medium-Term Notes, Series B, of which the securities are a part, are entitled to take any action under the indenture (which is described in the accompanying prospectus), we will treat the outstanding principal amount of the securities as the outstanding principal amount of the series of securities constituted by that Security. Although the terms of the securities may differ from those of the other Medium-Term Notes, Series B holders of specified percentages in principal amount of all Medium-Term Notes, Series B together in some cases with other series of our debt securities, will be able to take action affecting all the Medium-Term Notes, Series B including the securities. This action may involve changing some of the terms that apply to the Medium-Term Notes, Series B accelerating the maturity of the Medium-Term Notes, Series B after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification and Waiver of Covenants”.

Default amount:

The default amount for your securities on any day will be an amount, in U.S. dollars for the principal of your securities, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your securities. That cost will equal: (i)

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the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking; plus (ii) the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of your securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your securities, which we describe below, the holders of your securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default quotation period:

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless: (i) no quotation of the kind referred to above is obtained; or (ii) every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

Qualified financial institutions:

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either: (i) A-1 or higher by S&P Global, LLC, or any successor, or any other comparable rating then used by that rating agency; or (ii) P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Manner of payment:

Any payment on your securities at maturity will be made to accounts designated by you or the holder of your securities and approved by us, or at the office of the trustee in New York City, but only when your securities are surrendered to the trustee at that office. We may also make any payment in accordance with the applicable procedures of the depositary.

Business day:

When we refer to a business day with respect to your securities, we mean any day that is a day on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York City or London.

Trading day:

A “trading day” is a day, as determined by the calculation agent, on which trading is scheduled to be generally conducted on the primary exchange(s) or market(s) on which the underlying commodity is listed or admitted for trading.

Role of calculation agent:

The calculation agent (as defined below) will initially be an affiliate of ours and will make all determinations with respect to the securities, including the payment at maturity, market disruption events, business days, trading days, the default amount, the official settlement price, the underlying return, the initial price, the trigger price, the final price and all other determinations, in its sole discretion. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent. We may change the calculation agent after the original issue date of your securities without notice.

Trustee:	U.S. Bank Trust National Association
Calculation agent:	UBS Securities LLC
Use of proceeds and hedging:

We will use the net proceeds we receive from the sale of the securities for the purposes we describe in the accompanying prospectus under “Use of Proceeds.” We and/or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the securities as described below.

In connection with the sale of the securities, we and/or our affiliates may enter into hedging transactions involving the execution of swaps, futures and/or option transactions on the underlying commodity, or purchases and sales of securities, in each case before, on and/or after the pricing date of the securities. From time to time, we and/or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In addition, we or one of our affiliates may enter into swap agreements with the dealer or its affiliates.

We and/or our affiliates may acquire a long and/or short position in securities similar to the securities from time to time and may, in our or their sole discretion, hold or resell those securities.

The hedging activity discussed above may adversely affect the market value of the securities from time to time and payment on the securities, including any payment at

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maturity. See “Risk Factors — Risks Relating to Hedging Activities and Conflicts of Interest” in this document for a discussion of these adverse effects.
Certain ERISA considerations:

We, UBS Securities LLC and other of our affiliates may each be considered a “party in interest” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a “disqualified person” (within the meaning of Section 4975 of the Code) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code (“Plan”). The purchase of the securities by a Plan with respect to which UBS Securities LLC or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code (“Fiduciary”) would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the securities by a Plan with respect to which UBS Securities LLC or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for prohibited transactions that may arise from the purchase or holding of the securities. These exemptions are PTCE 84-14 (for transactions determined by independent qualified professional asset managers), 90-1 (for insurance company pooled separate accounts), 91-38 (for bank collective investment funds), 95-60 (for insurance company general accounts) and 96-23 (for transactions managed by in-house asset managers). Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code also provide an exemption for the purchase and sale of securities where neither UBS nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). Upon purchasing the securities, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the securities is eligible for relief under PTCE 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60, PTCE 96-23, the service provider exemption or another applicable exemption and that the purchase, holding and, if applicable, subsequent disposition of the securities will not constitute or result in a non-exempt prohibited transaction. In addition, any such Plan also will be deemed to have represented that none of us, UBS Securities LLC or any other of our affiliates is a fiduciary in connection with the acquisition, holding and disposition of the securities, or as a result of the exercise by us or our affiliates of any rights in connection with the securities.

In addition to the prohibited transaction considerations noted above, ERISA and the regulations promulgated thereunder by the U.S. Department of Labor, as modified by Section 3(42) of ERISA (the “plan asset regulations”), provide that if a covered plan invests in an “equity interest” of an entity that is neither a “publicly-offered security” (as defined in the plan asset regulations) nor a security issued by an investment company registered under the U.S. Investment Company Act of 1940, as amended (the “Investment Company Act”), the covered plan’s assets will include both the equity interest and an undivided interest in each of the entity’s underlying assets, unless it is established that the entity is an “operating company” or that “benefit plan investors” (within the meaning of the plan asset regulations) own less than 25% of the total value of each class of equity interests in the entity. An “operating company” is defined under the plan asset regulations as an entity that is primarily engaged, directly or through a majority owned subsidiary or subsidiaries, in the production or sale of a product or service other than the investment of capital. It is not anticipated that the securities will constitute “publicly-offered securities” or that we will register under the Investment Company Act, and we will not monitor whether “benefit plan investors” will own 25% or more of the total value of any class of equity interests in UBS. That said, while no assurance can be given, we believe that we should qualify as an “operating company” within the meaning of the plan asset regulations. If the underlying assets of UBS were deemed to be “plan assets” of a covered plan, this would result, among other things, in the application of the prudence and other fiduciary responsibility standards of ERISA to activities engaged in by us and the possibility that certain transactions in which we might seek to engage could constitute “prohibited transactions” under ERISA and the Code

Any person proposing to acquire any securities on behalf of a Plan should consult with counsel regarding the applicability of ERISA and Section 4975 of the Code thereto, including but not limited to the prohibited transaction rules and the applicable exemptions.

The discussion above supplements the discussion under “Benefit Plan Investor Considerations” in the accompanying prospectus.

Supplemental plan of distribution (conflicts of interest); secondary markets (if any):

Pursuant to the terms of a distribution agreement, UBS has agreed to sell to UBS Securities LLC, and UBS Securities LLC has agreed to purchase from UBS, the stated principal amount of the securities specified on the front cover of this document at the price to public less a fee of $22.50 per $1,000.00 stated principal amount of securities. UBS Securities LLC has agreed to resell all of the securities to Morgan Stanley Wealth Management with an underwriting discount of $22.50 reflecting a fixed structuring fee of $5.00 and a fixed sales commission of $17.50 per $1,000.00 stated principal amount of securities that Morgan Stanley Wealth Management sells. UBS or an affiliate will also

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pay a fee to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management and an affiliate of UBS Securities LLC each has an ownership interest, for providing certain electronic platform services with respect to this offering.

UBS, UBS Securities LLC or any other affiliate of UBS may use this document and the accompanying prospectus in a market-making transaction for any securities after their initial sale. In connection with this offering, UBS, UBS Securities LLC, any other affiliate of UBS or any other securities dealers may distribute this document and the accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this document and the accompanying prospectus are being used in a market-making transaction.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the securities, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. UBS Securities LLC is not permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the securities immediately after the pricing date in the secondary market is expected to exceed the estimated initial value of the securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 weeks after the pricing date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the securities, see “Risk Factors — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” herein.

Prohibition on sales to EEA retail investors:

The securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014 (the “EU PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

Prohibition on sales to UK retail investors:

The securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Validity of the securities:

In the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, as special counsel to the issuer, when the securities offered by this pricing supplement have been executed and issued by the issuer and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the securities will be valid and binding obligations of the issuer, enforceable against the issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Swiss law, Fried, Frank, Harris, Shriver & Jacobson LLP has

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assumed, without independent inquiry or investigation, the validity of the matters opined on by Homburger AG, Swiss legal counsel for the issuer, in its opinion dated August 1, 2025 filed on that date with the Securities and Exchange Commission as an exhibit to a Current Report on Form 6-K and incorporated by reference into the issuer’s registration statement on Form F-3 (the “Registration Statement”). In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the securities, authentication of the securities and the genuineness of signatures and certain factual matters, all as stated in the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP dated December 6, 2024 filed with the Securities and Exchange Commission as Exhibit 5.4 to the Registration Statement.

This document represents a summary of the terms and conditions of the securities. We encourage you to read the accompanying prospectus related to this offering, which can be accessed via the hyperlink on page 2 of this document.

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Hypothetical Examples

The below examples are based on the following terms and are purely hypothetical (the actual terms of your securities are specified on the cover hereof):

The below examples are based on the following terms:

Stated principal amount:	$1,000.00 per security
Digital return:	17.10%
Hypothetical initial price:	$100.00
Hypothetical trigger price:	$80.00, which is 80.00% of the hypothetical initial price
Minimum payment at maturity:	None

EXAMPLE 1: The final price of the underlying commodity is $102.00 (resulting in an underlying return of 2.00%), and investors receive the stated principal amount plus a return equal to the digital return at maturity.

Payment at Maturity	= $1,000.00 + ($1,000.00 × Digital Return)
= $1,000.00 + ($1,000.00 × 17.10%)
= $1,171.00 (Payment at Maturity)

In Example 1, because the final price is equal to or greater than the trigger price, at maturity, investors receive the stated principal amount plus a return equal to the digital return, resulting in a payment at maturity of $1,171.00 per security (a total return of 17.10%).

EXAMPLE 2: The final price of the underlying commodity is $130.00 (resulting in an underlying return of 30.00%), and investors receive the stated principal amount plus a return equal to the digital return at maturity.

Payment at Maturity	= $1,000.00 + ($1,000.00 × Digital Return)
= $1,000.00 + ($1,000.00 × 17.10%)
= $1,171.00 (Payment at Maturity)

In Example 2, because the final price is equal to or greater than the trigger price, at maturity, investors receive the stated principal amount plus a return equal to the digital return, resulting in a payment at maturity of $1,171.00 per security (a total return of 17.10%).

EXAMPLE 3: The final price of the underlying commodity is $95.00 (resulting in an underlying return of -5.00%), and investors receive the stated principal amount plus a return equal to the digital return at maturity.

Payment at Maturity	= $1,000.00 + ($1,000.00 × Digital Return)
= $1,000.00 + ($1,000.00 × 17.10%)
= $1,171.00 (Payment at Maturity)

In Example 3, because the final price is equal to or greater than the trigger price, at maturity, investors receive the stated principal amount plus a return equal to the digital return, resulting in a payment at maturity of $1,171.00 per security (a total return of 17.10%).

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EXAMPLE 4: The final price of the underlying commodity is $50.00 (resulting in an underlying return of -50.00%), and investors receive less than the stated principal amount at maturity.

Payment at Maturity	=$1,000.00 + ($1,000.00 × Underlying Return)
=$1,000.00 + ($1,000.00 × -50.00%)
= $1,000.00 + (-$500.00)
=$500.00 (Payment at Maturity)

In Example 4, because the final price is less than the trigger price and underlying return is negative, at maturity, investors are fully exposed to the decline in the price of the underlying commodity from its initial price to its final price, resulting in a payment at maturity of $500.00 per security (a loss of 50.00%).

EXAMPLE 5: The final price of the underlying commodity is -$50.00 (resulting in an underlying return of
-150.00%), and investors receive $0.00 at maturity.

$0.00 (Payment at Maturity)

In Example 5, because the final price is less than the trigger price and is negative, at maturity, investors are fully exposed to the decline in the price of the underlying commodity from its initial price to its final price, provided however, that in no event will the payment at maturity be less than $0.00 per security (a loss of 100.00%).

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How the Securities Work

￭Upside Scenario. If the final price is equal to or greater than the trigger lever, investors will receive the stated principal amount of $1,000.00 plus a return equal to the digital return of 17.10%.

￭If the final price is 100.00% of the initial price, investors will receive a return of 17.10%, or $1,171.00 per security.

￭If the final price is 171.00% of the initial price, investors will receive a return of 17.10%, or $1,171.00 per security.

￭If the final price is 80.00% of the initial price, investors will receive a return of 17.10%, or $1,171.00 per security.

￭Downside Scenario. If the final price is less than the trigger price, investors will receive an amount that will be significantly less than the $1,000.00 stated principal amount, if anything, resulting in a percentage loss of their initial investment that is equal to the underlying return.

￭If the underlying return is -50.00%, investors would lose 50.00% of the stated principal amount and receive only $500.00 per security at maturity, or 50.00% of the stated principal amount. In this scenario, you will lose a significant portion or all of your initial investment. In no event, however, will the payment at maturity be less than $0.00.

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    Payment at Maturity

At maturity, investors will receive for each $1,000.00 stated principal amount of securities that they hold an amount in cash based upon the final price, as determined as follows:

If the final price is equal to or greater than the trigger price:

$1,000.00 + ($1,000.00 × Digital Return)

If the final price is less than the trigger price:

$1,000.00 + ($1,000.00 × Underlying Return)

Accordingly, if the final price is less than the trigger price, you will lose a percentage of your principal amount equal to the underlying return and, in extreme situations, you could lose all of your initial investment. In no event, however, will the payment at maturity be less than $0.00.

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Enhanced Trigger Jump Securities due February 22, 2027 $2,882,000 Based on the Performance of the Relevant Nearby NYMEX-traded Light Sweet Crude Oil (WTI) Futures Contract Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Considerations Relating to Indexed Securities” in the accompanying prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the securities.

Risks Relating to Return Characteristics

￭The securities do not pay interest or guarantee return of the stated principal amount and your investment in the securities may result in a loss. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee the return of any of the stated principal amount at maturity. If the final price is less than the trigger price, you will lose a percentage of your principal amount equal to the underlying return and, in extreme situations, you could lose all of your initial investment. In this scenario, you will lose a significant portion or all of your initial investment. In no event, however, will the payment at maturity be less than $0.00.

￭The digital return applies only if you hold the securities to maturity. You should be willing to hold the securities to maturity. If you are able to sell the securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the securities and the return you realize may be less than the digital return even if the price of the underlying commodity at such time is equal to or greater than the trigger price. You can receive the full benefit of the digital return only if you hold the securities to maturity.

■The contingent repayment of principal at maturity applies only at maturity. You should be willing to hold the securities to maturity. If you are able to sell the securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the then-current price of the underlying commodity is equal to or greater than the trigger price.

■Your potential return on the securities is fixed and limited to the digital return and you will not participate in any appreciation of the underlying commodity. Your potential return on the securities is fixed and is limited to the digital return. You will receive the digital return only if the final price is greater than or equal to the trigger price. You will not participate in any appreciation of the underlying commodity even though you will be exposed to its downside market risk. Accordingly, your return on the securities may be less than the return on an investment in a security directly linked to the performance of the underlying commodity.

■The return on your securities may change significantly despite only a small change in the official settlement price of the underlying commodity and the amount payable on the securities is not linked to the official settlement price of the underlying commodity at any time other than on the valuation date. If the final price is less than the trigger price, you will suffer a percentage loss on your initial investment equal to the underlying return. This means that while a decrease in the official settlement price of the underlying commodity to a final price that is equal to or greater than the trigger price will result in a percentage return on the securities equal to the digital return, a decrease in the final price to less than the trigger price will instead result in a loss of a significant portion or all of your initial investment despite only a small change in the official settlement price of the underlying commodity. Furthermore, any payment on the securities will be based on the official settlement price of the underlying commodity only on the valuation date. Even if the official settlement price of the underlying commodity appreciates at any other time but then declines to a final price that is less than the trigger price, you will lose a significant portion or all of your initial investment. However, in no event will the payment at maturity be less than $0.00.

■No interest payments. UBS will not pay any interest with respect to the securities.

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Enhanced Trigger Jump Securities due February 22, 2027 $2,882,000 Based on the Performance of the Relevant Nearby NYMEX-traded Light Sweet Crude Oil (WTI) Futures Contract Principal at Risk Securities

Risks Relating to Characteristics of the Underlying Commodity

￭Market risk. The official settlement price for the underlying commodity can rise or fall sharply as a result of the supply of, and the demand for, the underlying commodity and for the exchange traded futures contracts for the purchase or delivery of Light Sweet Crude Oil (WTI). Changes in the official settlement price result over time from the interaction of many factors directly or indirectly affecting economic and political conditions such as the expected volatility of the official settlement price of Light Sweet Crude Oil (WTI), and of the prices of exchange-traded futures contracts for the purchase or delivery of Light Sweet Crude Oil (WTI) and a variety of economic, financial, political, regulatory, or judicial events. These factors may result in the official settlement price for the underlying commodity declining substantially and becoming negative. You, as an investor in the securities, should make your own investigation into the underlying commodity, the commodity markets generally and the merits of an investment linked to the underlying commodity.

￭The securities are not regulated by the Commodity Futures Trading Commission (the “CFTC”) — An investment in the securities does not constitute either an investment in futures contracts, options on futures contracts, or commodity options and therefore you will not benefit from the regulatory protections attendant to CFTC regulated products. This means that the securities are not traded on a regulated exchange and issued by a clearinghouse. See “— Risks Relating to Liquidity and Secondary Market Price Considerations — There may be little or no secondary market for the securities” below. In addition, the proceeds UBS receives from the sale of the securities will not be used to purchase or sell any commodity futures contracts, options on futures contracts or options on commodities for your benefit. Therefore, an investment in the securities does not constitute a collective investment vehicle that trades in these instruments. An investment in a collective investment vehicle that invests in these instruments often is subject to regulation as a commodity pool and its operator may be required to be registered with, and regulated by, the CFTC as a commodity pool operator.

￭No assurance that the investment view implicit in the securities will be successful. It is impossible to predict whether and the extent to which the official settlement price of the underlying commodity will rise or fall and there can be no assurance that the final price will be equal to or greater than the trigger price on the valuation date. The official settlement price of the underlying commodity will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying commodity. You should be willing to accept the downside risks of owning commodity futures contracts in general and the underlying commodity in particular, and the risk of losing a significant portion or all of your initial investment.

￭The historical performance of the underlying commodity should not be taken as an indication of the future performance of the underlying commodity during the term of the securities — The historical performance of the underlying commodity should not be taken as an indication of the future performance of the underlying commodity. It is impossible to predict whether the official settlement price of the underlying commodity will rise or fall and, therefore, the payment at maturity, if any. The official settlement price of the underlying commodity will be influenced by complex and interrelated political, economic, financial and other factors.

￭Legal and regulatory risks — Legal and regulatory changes could adversely affect the official settlement price of the underlying commodity. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to the official settlement price of the underlying commodity, but any such action could cause unexpected volatility and instability in the commodities markets with a substantial and adverse effect on the performance of the underlying commodity and, consequently, on the market value of, and return on, the securities.

￭Changes in law or regulations relating to commodity futures contracts could adversely affect the market value of, and return on, the securities — Futures contracts and options on futures contracts are subject to extensive regulations and the regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. The effect on the market value of the securities of any future regulatory changes is impossible to predict, but may have the effect of making the markets for commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid. Such effects could be substantial and adverse to the interests of holders of the securities and may affect the market value of, and return on, the securities.

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￭The securities offer exposure to futures contracts and not direct exposure to physical commodities — The securities will reflect a return based on the performance of the relevant nearby NYMEX-traded Light Sweet Crude Oil (WTI) futures contract and do not provide exposure to Light Sweet Crude Oil (WTI) spot prices. The price of a commodity futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movement of a futures contract is typically correlated with the movements of the spot price of the reference commodity, but the correlation is generally imperfect and price moves in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the securities may underperform a similar investment that is linked to commodity spot prices.

￭Prices of commodities and commodity futures contracts are highly volatile and may change unpredictably — Commodity prices are highly volatile and, in many sectors, have experienced unprecedented historical volatility. Commodity prices are affected by numerous factors including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; monetary and other governmental policies, action and inaction; macroeconomic or geopolitical and military events, including political instability; and natural or nuclear disasters. Those events tend to affect prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause prices to fluctuate. These and other factors may adversely affect the performance of the underlying commodity and, as a result, the market value of, and return on, the securities.

￭Owning the securities is not the same as purchasing the relevant nearby Light Sweet Crude Oil (WTI) futures contract or certain other related contracts directly — The return on your securities will not reflect the return you would realize if you had actually purchased or took a position in the underlying commodity or Light Sweet Crude Oil (WTI) directly, or any other exchange-traded or over-the-counter instruments based on Light Sweet Crude Oil (WTI). You will not have any rights that holders of such assets or instruments have. Even if the official settlement price of the underlying commodity moves favorably during the term of the securities, the market value of the securities may not increase by the same amount. It is also possible for the official settlement price of the underlying commodity to move favorably while the market value of the securities declines.

￭Changes in supply and demand in the market for Light Sweet Crude Oil (WTI) futures contracts may adversely affect the market value of, and return on, the securities — The securities are linked to the performance of futures contracts on the underlying physical commodity, Light Sweet Crude Oil (WTI). Futures contracts are legally binding agreements for the buying or selling of a certain commodity at a fixed price for physical settlement on a future date. Commodity futures contract prices are subject to similar types of pricing volatility patterns as may affect the specific commodities underlying the futures contracts, as well as additional trading volatility factors that may impact futures markets generally. Moreover, changes in the supply and demand for commodities, and futures contracts for the purchase and delivery of particular commodities, may lead to differentiated pricing patterns in the market for futures contracts over time. For example, a futures contract scheduled to expire in the first nearby month may experience more severe pricing pressure or greater price volatility than the corresponding futures contract scheduled to expire in a later month. Because the official settlement price of the underlying commodity will be determined by reference to the futures contract in respect of the first nearby month (except as provided elsewhere herein), the market value of, and any return on, the securities may be less than would otherwise be the case if the official settlement price of the underlying commodity had been determined by reference to the corresponding futures contract scheduled to expire in a more favorable month for pricing purposes.

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￭Suspension or disruptions of market trading in commodities and related futures may adversely affect the market value of, and return on, of the securities — The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some non-U.S. exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the official settlement price of the underlying commodity, and therefore, the market value of, and return on, the securities.

￭The securities may be subject to certain risks specific to Light Sweet Crude Oil (WTI) as a commodity — Light Sweet Crude Oil (WTI) is an energy-related commodity. Consequently, in addition to factors affecting commodities generally that are described above and in the accompanying prospectus, the securities may be subject to a number of additional factors specific to energy-related commodities that might cause price volatility. These may include, among others:

●changes in the level of industrial and commercial activity with high levels of energy demand;

●disruptions in the supply chain or in the production or supply of other energy sources;

●price changes in alternative sources of energy;

●adjustments to inventory;

●variations in production and shipping costs;

●costs associated with regulatory compliance, including environmental regulations; and

●changes in industrial, government and consumer demand, both in individual consuming nations and internationally.

These and other factors interrelate in complex ways, and the effect of one factor on the official settlement price of the underlying commodity, and the market value of, and return on, the securities may offset or enhance the effect of another factor.

Estimated Value Considerations

￭The issue price you pay for the securities exceeds their estimated initial value. The issue price you pay for the securities exceeds their estimated initial value as of the pricing date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance and other costs and projected profits. As of the close of the relevant markets on the pricing date, we have determined the estimated initial value of the securities by reference to our internal pricing models and the estimated initial value of the securities is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the securities incorporate certain variables, including the price of the underlying commodity, volatility and global supply and demand in the commodity markets generally and in the underlying commodity specifically, prevailing interest rates, the term of the securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance and other costs, projected profits and the difference in rates will reduce the economic value of the securities to you. Due to these factors, the estimated initial value of the securities as of the pricing date is less than the issue price you pay for the securities.

￭The estimated initial value is a theoretical price; the actual price that you may be able to sell your securities in any secondary market (if any) at any time after the pricing date may differ from the estimated initial value. The value of your securities at any time will vary based on many factors, including the factors described above and in “Risks Relating to Characteristics of the Underlying Commodity — Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the pricing date, if you attempt to sell the securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the securities determined by reference to our internal pricing models. The estimated initial value of the securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your securities in any secondary market at any time.

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￭Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the securities as of the pricing date. We may determine the economic terms of the securities, as well as hedge our obligations, at least in part, prior to the pricing date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the securities cannot be determined as of the pricing date and any such differential between the estimated initial value and the issue price of the securities as of the pricing date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the securities.

Risks Relating to Liquidity and Secondary Market Price Considerations

￭There may be little or no secondary market for the securities. The securities will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and its affiliates intend, but are not required to make a market for the securities and may stop making a market at any time. If you are able to sell your securities prior to maturity, you may have to sell them at a substantial loss. Furthermore, there can be no assurance that a secondary market for the securities will develop. The estimated initial value of the securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your securities in any secondary market at any time.

￭The price at which UBS Securities LLC and its affiliates may offer to buy the securities in the secondary market (if any) may be greater than UBS’ valuation of the securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements. For a limited period of time following the issuance of the securities, UBS Securities LLC or its affiliates may offer to buy or sell such securities at a price that exceeds (i) our valuation of the securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance and other costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any)”. Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the securities. As described above, UBS Securities LLC and its affiliates are not required to make a market for the securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

￭Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices. All other things being equal, the use of the internal funding rates described above under “— Estimated Value Considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance and other costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the securities in any secondary market.

￭The market value of the securities may be influenced by unpredictable factors — The market value of your securities may fluctuate between the date you purchase them and the valuation date when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the securities. We expect that generally the official settlement price of the underlying commodity on any day will affect the market value of the securities more than any other single factor. Other factors that may influence the market value of the securities include, but are not limited to:

●the expected volatility of the price of Light Sweet Crude Oil (WTI), and of the prices of exchange-traded futures contracts for the purchase or delivery of Light Sweet Crude Oil (WTI);

●the time to maturity of the securities;

●interest and yield rates in the market generally;

●a variety of economic, financial, political, regulatory or judicial events;

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●global supply and demand for oil generally and Light Sweet Crude Oil (WTI) specifically, and supply and demand for exchange-traded futures contracts for the purchase or     delivery of Light Sweet Crude Oil (WTI);

●factors specific to Light Sweet Crude Oil (WTI) as a commodity, as discussed under “Changes in supply and demand in the market for Light     Sweet Crude Oil (WTI) futures contracts may adversely affect the market value of, and return on, the securities” herein;

●supply and demand for the securities; and

●the creditworthiness of UBS.

Risks Relating to Hedging Activities and Conflicts of Interest

￭Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying commodity, listed and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying commodity or Light Sweet Crude Oil (WTI), may adversely affect the market price of the underlying commodity and, therefore, the market value of, and return on, the securities.

￭Potential conflict of interest. UBS and its affiliates may engage in business related to the underlying commodity that are not for the account of holders of the securities or on their behalf. These trading activities might present a conflict between the holders’ interest in the securities and the interest of UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions for their customers and in accounts under their management. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine the initial price and the payment at maturity of the securities based on the observed official settlement price of the underlying commodity the valuation date. The calculation agent can postpone the determination of the initial price or the final price of the underlying commodity on the pricing date or valuation date, respectively, if a disruption event occurs and is continuing on that date. As UBS determines the economic terms of the securities, including the digital return and the trigger price, and such terms include hedging costs, issuance and other costs and projected profits, the securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

In addition, we or one of our affiliates may enter into swap agreements or related hedging activities with the dealer or its affiliates in connection with the securities, which could cause the economic interests of UBS, the dealer or our or their respective affiliates to be adverse to your interests as an investor in the securities. If the dealer or any of its affiliates conduct hedging activities for us or our affiliate in connection with the securities and earns profits in connection with such hedging activities, such profit will be in addition to the underwriting compensation it receives for the sale of the securities to you. You should be aware that the potential to receive compensation both for hedging activities and sales may create a further incentive for the dealer to sell the securities to you.

￭The calculation agent may postpone the valuation date and the maturity date upon the occurrence of a market disruption event, replace the underlying commodity upon the occurrence of a permanent disruption event or adjust the calculation of the underlying commodity or successor upon an alternative method of calculation — If the calculation agent determines that a market disruption event has occurred or is continuing on the valuation date, the affected date may be postponed until the first trading day on which no market disruption event occurs or is continuing. If such a postponement occurs, the calculation agent will make the relevant determination based on the official settlement price of the underlying commodity on the first trading day on which no market disruption event occurs or is continuing. In no event, however, will the relevant date be postponed by more than ten trading days. As a result, the payment at maturity for the securities could also be postponed, although not by more than ten trading days.

If the valuation date is postponed to the last possible day as described above, but a market disruption event occurs and is continuing on that day, that day will nevertheless be the relevant date. If the official settlement price of the underlying commodity is not available on that day, either because of a market disruption event or for any other reason, the calculation agent will estimate the official settlement price of the underlying commodity that would have prevailed in the absence of the market disruption event or such other reason. See “Market disruption events” herein.

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Alternatively, if the calculation agent determines that a permanent disruption event has occurred, the calculation agent may replace the underlying commodity with another commodity futures contract that the calculation agent determines to be comparable to the permanently disrupted underlying commodity, and such official settlement price on the valuation date will be determined by reference to the official settlement prices of such successor commodity future at the close of trading on such relevant exchange on each date as determined by the calculation agent. To the extent necessary, the calculation agent will adjust those terms as necessary to ensure cross-comparability of the permanently disrupted underlying commodity and the successor commodity future. In addition, if the calculation agent determines that an alternative method of calculation with respect to the underlying commodity or successor commodity future has occurred, the calculation may make such calculations and adjustments as may be necessary in order to arrive at a value for the underlying commodity or successor commodity future, as applicable. See “Permanent Disruption Events; Alternative Method of Calculation” herein.

￭Hedging and trading activities by the calculation agent and its affiliates could potentially affect the market value of, and return on, the securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the pricing date and prior to maturity could adversely affect the market value of, and return on, the securities. These hedging or trading activities on or prior to the pricing date could potentially affect the initial price of the underlying commodity. Additionally, these hedging or trading activities during the term of the securities could potentially affect the final price of the underlying commodity on the valuation date and, accordingly, any amounts payable on the securities. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the market value of, and potential return on, the securities declines.

￭Potentially inconsistent research, opinions or recommendations by UBS. UBS and its affiliates publish research from time to time on financial and commodity markets, including energy markets, and other matters that may influence the market value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities, the commodity and energy markets generally and the underlying commodity to which the securities are linked.

￭You must rely on your own evaluation of the merits of an investment linked to the underlying commodity — In the ordinary course of business, UBS or one or more of its affiliates from time to time expresses views on expected movements in the underlying commodity. These views are sometimes communicated to clients who participate in energy markets. However, these views, depending upon worldwide economic, political and other developments, may vary over differing time-horizons and are subject to change. Moreover, other professionals who deal in energy markets may at any time have significantly different views from views of UBS or those of its affiliates. For reasons such as these, UBS believes that most investors in energy markets derive information concerning those markets from multiple sources. In connection with your purchase of the securities, you should investigate the energy markets and not rely on views which may be expressed by UBS or its affiliates in the ordinary course of business with respect to future official settlement prices of the underlying commodity.

Risks Relating to General Credit Characteristics

￭Credit risk of UBS. The securities are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any repayment of principal at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the securities. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the securities and you could lose all of your initial investment.

￭The securities are not bank deposits. An investment in the securities carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The securities have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

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Enhanced Trigger Jump Securities due February 22, 2027 $2,882,000 Based on the Performance of the Relevant Nearby NYMEX-traded Light Sweet Crude Oil (WTI) Futures Contract Principal at Risk Securities

■If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the securities and/or the ability of UBS to make payments thereunder. The Swiss Federal Act on Banks and Savings Banks of November 8, 1934, as amended (the “Swiss Banking Act”) grants the Swiss Financial Market Supervisory Authority (“FINMA”) broad powers to take measures and actions in relation to UBS if it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or, after expiry of a deadline, UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis). If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings.

In restructuring proceedings, FINMA, as resolution authority, is competent to approve the restructuring plan. The restructuring plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of securities) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the partial or full conversion of UBS’ debt and/or other obligations, including its obligations under the securities, into equity (a “debt-to-equity swap”), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the securities. Prior to any debt-to-equity swap or write-off with respect to any securities, outstanding equity and debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital must be converted or written-down, as applicable, and cancelled. The Swiss Banking Act addresses the order in which a debt-to-equity swap or a write-off of debt instruments (other than debt instruments qualifying as additional tier 1 capital or tier 2 capital) should occur: first, all subordinated obligations not qualifying as regulatory capital; second, debt instruments for loss absorbency in the course of insolvency measures (Schuldinstrumente zur Verlusttragung im Falle von Insolvenzmassnahmen) under the Swiss Ordinance concerning Capital Adequacy and Risk Diversification for Banks and Securities Dealers of June 1, 2012, as amended; third, all other obligations not excluded by law from a debt-to-equity swap or write-off (other than deposits), such as the securities; and fourth, deposits to the extent in excess of the amount privileged by law. However, given the broad discretion granted to FINMA, any restructuring plan approved by FINMA in connection with restructuring proceedings with respect to UBS could provide that the claims under or in connection with the securities will be fully or partially converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with UBS’ obligations under the securities. Consequently, the exercise by FINMA of any of its statutory resolution powers or any suggestion of any such exercise could materially adversely affect the rights of holders of the securities, the price or value of their investment in the securities and/or the ability of UBS to satisfy its obligations under the securities and could lead to holders losing some or all of their investment in the securities.

Once FINMA has opened restructuring proceedings with respect to UBS, it may consider factors such as the results of operations, financial condition (in particular, the level of indebtedness, potential future losses and/or restructuring costs), liquidity profile and regulatory capital adequacy of UBS and its subsidiaries, or any other factors of its choosing, when determining whether to exercise any of its statutory resolution powers with respect to UBS, including, if it chooses to exercise such powers to order a debt-to- equity swap and/or a write-off, whether to do so in full or in part. The criteria that FINMA may consider in exercising any statutory resolution power provide it with considerable discretion. Therefore, holders of the securities may not be able to refer to publicly available criteria in order to anticipate a potential exercise of any such power and, consequently, its potential effects on the securities and/or UBS.

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Enhanced Trigger Jump Securities due February 22, 2027 $2,882,000 Based on the Performance of the Relevant Nearby NYMEX-traded Light Sweet Crude Oil (WTI) Futures Contract Principal at Risk Securities

If UBS were to be subject to restructuring proceedings, the creditors whose claims are affected by the restructuring plan would not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan with respect to UBS has been approved by FINMA, the rights of a creditor to challenge the restructuring plan or have the restructuring plan reviewed by a judicial or administrative process or otherwise (e.g., on the grounds that the plan would unduly prejudice the rights of holders of securities or otherwise be in violation of the Swiss Banking Act) are very limited. Even if any of UBS’ creditors were to successfully challenge the restructuring plan in court, the court could only require the relevant creditors to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated and how it would be funded. Any such challenge (even if successful) would not suspend, or result in the suspension of, the implementation of the restructuring plan.

Risks Relating to U.S. Federal Income Taxation

￭Uncertain tax treatment. Significant aspects of the tax treatment of the securities are uncertain. You should read carefully the discussion herein under section entitled “Tax Considerations” and consult your tax advisor about your tax situation.

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Enhanced Trigger Jump Securities due February 22, 2027 $2,882,000 Based on the Performance of the Relevant Nearby NYMEX-traded Light Sweet Crude Oil (WTI) Futures Contract Principal at Risk Securities

    Information About the Underlying Commodity

All disclosures contained in this document regarding the underlying commodity for the securities are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to any underlying commodity. You should make your own investigation into the underlying commodity.

Included on the following pages is a brief description of the underlying commodity. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly closing high and quarterly closing low for the underlying commodity. The information given below is for the specified calendar quarters. We obtained the historical information set forth below from Bloomberg without independent verification. You should not take the historical prices of the underlying commodity as an indication of future performance.

Relevant Nearby NYMEX-traded Light Sweet Crude Oil (WTI) Futures Contract

According to publicly available information, Light Sweet Crude Oil (WTI) is a blend of different streams of light crude oil. Light, sweet crudes are preferred by refiners because of their low sulfur content and relatively high yields of high-value products such as gasoline, diesel fuel, heating oil, and jet fuel. The futures contract is used as a principal international pricing benchmark. The contract trades in units of 1,000 barrels, and the delivery point is Cushing, Oklahoma, which is also accessible to the international spot markets via pipelines. The contract provides for delivery of several grades of domestic and internationally traded foreign crudes.

In this document, when we refer to the official settlement price of the underlying commodity, we mean the official U.S. dollar settlement price of Light Sweet Crude Oil (WTI) (expressed in dollars per barrel) for the relevant first nearby Light Sweet Crude Oil (WTI) Futures Contract, as traded on the NYMEX and displayed on Bloomberg under the symbol “CL1” <Comdty>, provided, however, that if the valuation date falls on or after the trading day prior to the first notice date for delivery of Light Sweet Crude Oil (WTI) under such futures contract, or on or after the trading day prior to the last trading day of such futures contract, then the second nearby month futures contract of the underlying commodity will be used.

The Light Sweet Crude Oil (WTI) Futures Contract is traded on the NYMEX. Additional information about the Light Sweet Crude Oil (WTI) Futures Contract is available at the following website: cmegroup.com/trading/energy/light-sweet-crude-oil.html.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying commodity.

Information as of market close on October 31, 2025:

Bloomberg Ticker Symbol:	CL1 <Comdty>	52 Week High (on January 15, 2025):	$80.04
Current Official Settlement Price:	$60.98	52 Week Low (on May 5, 2025):	$57.13
52 Weeks Ago (on October 31, 2024):	$69.26

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Enhanced Trigger Jump Securities due February 22, 2027 $2,882,000 Based on the Performance of the Relevant Nearby NYMEX-traded Light Sweet Crude Oil (WTI) Futures Contract Principal at Risk Securities

Historical Information

The table below sets forth the published high and low official settlement prices, as well as end-of-quarter official settlement price, of the underlying commodity for the specified period. The official settlement price of the underlying commodity on October 31, 2025 was $60.98. The graph below sets forth the daily official settlement prices of the underlying commodity for the period from January 1, 2015 through October 31, 2025. The dotted line represents the trigger price of $48.78, which is equal to 80.00% of the underlying commodity on October 31, 2025 We obtained the information in the table below from Bloomberg, without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the underlying commodity should not be taken as an indication of its future performance, and no assurance can be given as to the official settlement price of the underlying commodity at any time, including the valuation date.

Relevant Nearby NYMEX-traded Light Sweet Crude Oil (WTI) Futures Contract	High	Low	Period End
2021
First Quarter	$66.09	$47.62	$59.16
Second Quarter	$74.05	$58.65	$73.47
Third Quarter	$75.45	$62.32	$75.03
Fourth Quarter	$84.65	$65.57	$75.21
2022
First Quarter	$123.70	$76.08	$100.28
Second Quarter	$122.11	$94.29	$105.76
Third Quarter	$108.43	$76.71	$79.49
Fourth Quarter	$92.64	$71.02	$80.26
2023
First Quarter	$81.62	$66.74	$75.67
Second Quarter	$83.26	$67.12	$70.64
Third Quarter	$93.68	$69.79	$90.79
Fourth Quarter	$89.37	$68.61	$71.65
2024
First Quarter	$83.47	$70.38	$83.17
Second Quarter	$86.91	$73.25	$81.54
Third Quarter	$83.88	$65.75	$68.17
Fourth Quarter	$77.14	$67.02	$71.72
2025
First Quarter	$80.04	$66.03	$71.48
Second Quarter	$75.14	$57.13	$65.11
Third Quarter	$70.00	$61.87	$62.37
Fourth Quarter (through October 31, 2025)	$62.55	$57.46	$60.98

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Enhanced Trigger Jump Securities due February 22, 2027 $2,882,000 Based on the Performance of the Relevant Nearby NYMEX-traded Light Sweet Crude Oil (WTI) Futures Contract Principal at Risk Securities

Relevant Nearby NYMEX-traded Light Sweet Crude Oil (WTI) Futures Contract – Daily Official Settlement Prices From January 1, 2015 to October 31, 2025

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